Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our reports dated September 17, 2015 and September 18, 2015 with respect to the financial statements of Western Asset Short Duration High Income Fund, Westernt Asset Municipal High Income Fund, Western Asset Global Strategic Income Fund, Westrern Asset Ultra Short Obligations Fund, and Western Asset Short Term Yield Fund , each a series of the Legg Mason Partners Income Trust, as of July 31, 2015, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

November 19, 2015